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                                                                   Exhibit 10.55

                            ASSET PURCHASE AGREEMENT

                                  by and among

                            BALDWIN KANSA CORPORATION

                                       AND

                               GERALD E. WADDELL,

                                RONNIE K. SWINT,

                                       AND

                                  VEKTEK, INC.
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                                TABLE OF CONTENTS

I.       DEFINITIONS

II.      PURCHASE AND SALE OF ASSETS
         2.1  Purchase and Sale
         2.2  Consideration
         2.3  Adjustment to Cash Consideration
         2.4  Final Statement
         2.5  Post-Closing Settlement
         2.6  Lease
         2.7  Condition of Assets
         2.8  Allocation of Consideration
         2.9  Consents
         2.10 Excluded Liabilities
         2.11 Real Property

III.     CLOSING
         3.1  Closing Date
         3.2  Closing Deliveries by Buyer
         3.3  Closing Deliveries by Seller

IV.      REPRESENTATIONS AND WARRANTIES OF SELLER
         4.1   Organization and Standing
         4.2   Authority
         4.3   No Violation
         4.4   Consents
         4.5   Financial Statements
         4.6   Absence of Certain Changes
         4.7   Taxes
         4.8   Litigation
         4.9   Contracts
         4.10  Compliance with Law
         4.11  Permits
         4.12  Title to Assets
         4.13  Intellectual Property
         4.14  Employee Matters
         4.15  Insurance
         4.16  Real Property
         4.17  Environmental Matters
         4.18  Agreements Restricting Business
         4.19  Accuracy of Information

V.       REPRESENTATIONS AND WARRANTIES OF BUYER
         5.1  Organization and Standing
         5.2  Authority

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
         5.3  No Violation
         5.4  Consents
         5.5  Financing
         5.6  Litigation

VI       OTHER OBLIGATIONS
         6.1  Access to Information
         6.2  Conduct of Business
         6.3  Public Information
         6.4  Finder's Fees
         6.5  Commercially Reasonable Efforts
         6.6  Certain Filings
         6.7  Employment of Employees
         6.8  Use of Business Names by the Buyer
         6.9  Collection of Accounts Receivable
         6.10 Collections
         6.11 Records

VII      CONDITIONS TO CLOSING

         7.1  Conditions to Buyer's Obligations
         7.2  Conditions to Seller's Obligations

VIII     TERMINATION, AMENDMENT AND WAIVER
         8.1  Termination of Agreement
         8.2  Effect of Termination
         8.3  Amendment, Extension and Waiver

IX       MISCELLANEOUS
         9.1   Confidentiality
         9.2   Expenses
         9.3   Further Assurances
         9.4   Survival
         9.5   Indemnification
         9.6   Parties in Interest
         9.7   Entire Agreement
         9.8   Interpretation
         9.9   Notices
         9.10  Equitable Relief
         9.11  Law Governing
         9.12  Arbitration
         9.13  Counterparts
         9.14  Severability
         9.15  Waiver
         9.16  Ongoing Business Relationship
         9.17  Non-solicitation
         9.18  Schedules

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SIGNATURES

Exhibit A - Fixed Assets
Exhibit B - Employees
Exhibit C - Equipment Leases
Exhibit D - Statement of Net Book Value
Exhibit E - Lease
Exhibit F - Allocation of Consideration
Exhibit G - Assumption Agreement
Exhibit H - Assignment Agreements

SCHEDULES
Schedule 1 - Excluded Assets
Schedule 2.9 - Contract Consents
Schedule 4.3 - Violations
Schedule 4.4 - Consents
Schedule 4.8 - Litigation
Schedule 4.9 - Material Contracts
Schedule 4.1 - Permits
Schedule 4.13 - Intellectual Property
Schedule 4.14 - Employee Matters
Schedule 4.15 - Insurance
Schedule 4.16 - Real Property
Schedule 4.17 - Materials of Environmental Concern
Schedule 6.2 - Exceptions to Conduct of Business

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of October 3, 2002 between BALDWIN KANSA CORPORATION, a Kansas corporation with an office and principal place of business at 3700 Oakes Drive, Emporia, Kansas (hereinafter "Seller"), and GERALD E. WADDELL, an individual residing at 1533 West 20th Park Place, Emporia, Kansas ("Waddell") RONNIE K. SWINT, an individual residing at 1951 Road E, Emporia, Kansas 66801 ("Swint") and VEKTEK, INC., a Kansas corporation with an office and principal place of business at 1334 E. 6th Avenue, Emporia, KS 66801 ("Vektek" and collectively with Waddell and Swint, the "BUYER" or "BUYERS").

         WHEREAS, Seller, a wholly owned subsidiary of Baldwin Technology Corporation ("BTC" and sometimes, with its Affiliate companies, "Baldwin"), is in the business of manufacturing and selling to the newspaper printing industry material handling equipment and products, including inserters, (the "Business"); and

         WHEREAS, subject to and upon the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets and properties owned by Seller and used in the conduct of the Business, in return for cash and the assumption of certain liabilities.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For the purpose of this Agreement, any amendment hereto and any Exhibit or Schedule attached hereto, and in addition to terms defined in the recitals and elsewhere herein, the following terms have the following meanings, except as otherwise expressly provided or unless the context otherwise requires.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

         "ASSETS" means all of the assets and properties (of every kind, nature, character and description, whether real, personal or mixed and whether tangible or intangible) as the same shall exist as of the Closing owned by Seller and used in the conduct of the Business (other than the Excluded Assets) including, without limitation, the following:

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                  (a) all machinery, equipment, furniture, fixtures, computer hardware and software, furnishings, vehicles and other fixed assets owned by Seller and used in the conduct of the Business including those set forth on Exhibit A;

                  (b) all finished products, work-in-process, raw materials, spare parts, stores and supplies, and other inventory items owned by Seller and used in the conduct of the Business (the "INVENTORY");

                  (c) all trade accounts receivable owned by Seller arising out of the conduct of the Business (the "ACCOUNTS RECEIVABLE");

                  (d) all the prepaid assets owned by Seller related to the Business;

                  (e) all of Seller's rights in, to or under the Contracts;

                  (f) to the extent that the same are transferable, all of Seller's rights in, to or under the Permits;

                  (g) all Intellectual Property owned by Seller or owned by an Affiliate of Seller but used exclusively in the Business and all rights of Seller or its Affiliate thereunder or in respect thereof, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide;

                  (h) all Records as defined herein, except as provided in
         Section 6.11;

                  (i) all unliquidated claims of every kind and description which Seller may have against any Person exclusively arising out of, or relating to, the Business or any item included within the definition of the "Assets";

                  (j) the Real Property

                  (k)      Property Plant and Equipment; and

                  (l) all of Seller's rights in and to the name "Kansa" and any other name used by Seller in connection with the Business except the name "Baldwin"; and Sellers rights in and to all telephone numbers, post office addresses and boxes, email addresses, internet domain names and websites related to the Business, provided however that Buyer may only use the existing email addresses, internet domain names and websites which contain the name "Baldwin" for a transition period of up to six months; and all marketing information or research in the possession of or commissioned or conducted by Seller respecting the Business.

         "ASSUMED LIABILITIES" means the following liabilities and obligations of Seller arising out of or relating exclusively to the Business or the Assets:

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                  (a) all obligations and liabilities of Seller under the
         Contracts and the assignable Permits accruing from and after the Closing, but, except as provided in clauses (b) and (c) of this definition, no such obligations and liabilities accruing prior thereto;

                  (b) express warranty work, including any obligations to return, repair or replace, for sales of product of the Business, but excluding any product liability claims relating to product manufactured or sold by Seller prior to the Closing; and

                  (c) all trade accounts payable and customer deposits of Seller relating exclusively to the Business which are reflected in the Post-Closing Statement of Book Value.

          "BENEFIT PLAN" means any plan, agreement, program, arrangement or policy of Seller or its Affiliate companies providing profit sharing, retirement, pension, savings, thrift, deferred compensation, group insurance, accident, medical, dental, disability or life insurance benefits, vacation pay or benefits, severance pay or benefits, incentive compensation, bonus, welfare, dependant care assistance, educational assistance or other employee benefits currently established or maintained for the benefit of the Employees or any retiree of the Seller or with respect to which Seller or Baldwin is currently making contributions for the benefit of the Employees or any retiree of the Seller, regardless of whether such plans, agreements, programs, arrangements or policies constitute "employee benefit plans" within the meaning of Section 3(3) of ERISA.

         "BUSINESS SYSTEM" means the Fourth Shift software and/or licenses associated therewith which are used by Seller to prepare financial data, operate the manufacturing, track inventory, and handle certain other aspects of operating the Business.

         "BUYER TRANSACTION DOCUMENTS" means this Agreement and any other agreement, instrument, document or certificate executed and delivered by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, as the same may be modified, supplemented or amended from time to time.

         "CLOSING" means the closing as provided for in Section 3.

         "CLOSING DATE" means the date of the Closing.

         "CODE" means the Internal Revenue Code of 1986, as amended, including any rules or regulations promulgated thereunder.

         "CONFIDENTIALITY" means the obligations of confidentiality under Paragraph 11 of the Letter of Intent signed by the Buyer and Seller on September 12, 2002.

         "CONTRACTS" means all contracts, leases, agreements, understandings, arrangements, commitments, purchase orders or sales orders to which Seller is a party or by which it is bound and relating in each case to the Business or the Assets, in each case, as the same may exist as of the Closing; provided, however, that the term "Contracts" shall not include any Benefit Plans.

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
         "EMPLOYEES" means all of the following persons:

                  (a) all persons employed by Seller in the conduct of the Business as of the Closing and

                  (b) all persons employed by Seller exclusively in the conduct of the Business who are absent from work on account of disability, layoff, leave of absence, vacation or for other reasons, whether or not they return to active employment with Buyer after the Closing, and whose last day of active employment prior to the Closing was with Seller exclusively in the conduct of the Business; and

         "ENVIRONMENTAL LAW" means any federal, state, local or other law, statute, rule, regulation, ordinance, order or requirement relating to public health, safety, pollution, contamination or the environment, including relating to: (i) the release (or threatened release), discharge, emission, injection, spillage, leakage or disposal to ambient air, land surface (or subsurface strata) or surface or ground water of Materials of Environmental Concern, (ii) to the withdrawal or use of ground or surface water, (iii) the use, manufacture, processing, generation, distribution, transport, storage, possession, handling or disposal of Materials of Environmental Concern, (iv) the exposure to Materials of Environmental Concern, (v) air, water or noise pollution, (vi) soil or water contamination, (vii) the protection of wildlife, marine sanctuaries and wetlands, (viii) the protection of natural resources, (ix) storage tanks, vessels and related equipment, or (x) abandoned or discarded barrels, containers and other closed receptacles.

         "EQUIPMENT LEASES" means the leases of automobiles, machinery and equipment listed or described on Exhibit C.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations promulgated thereunder.

         "ERISA AFFILIATE" means any corporation or unincorporated trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as is Seller or is under common control (within the meaning of Section 414(c) of the Code) with Seller or any member of an affiliated service group (within the meaning of Section 414(m) of the Code) which includes Seller.

         "EXCLUDED ASSETS" means all of the following assets:

                  (a)      all cash and cash equivalents held by Seller;

                  (b) Seller's corporate charter, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

                  (c) Seller's rights under the liability insurance policies disclosed in Schedule 4.16 attached hereto, but only to the extent in respect of all occurrences insured thereunder which occur prior to the Closing Date;

                  (d) all rights of Seller to the name "Baldwin" (except as provided in Section 6.8 hereof) or any derivation thereof or in any logo or other identifying mark of Seller regarding the name "Baldwin";

                  (e) all prepaid insurance applicable to the Business;

                  (f) any assets physically located at the Premises, which are not used in the Business, including but not limited to those assets listed on Schedule 1;

                  (g) Seller's rights under this Agreement; and

                  (h) Seller's original Records as defined herein, except as otherwise set forth in Section 6.11.

          "GOVERNMENTAL AUTHORITY" means any court, government (or governmental or political subdivision thereof) or governmental department, commission, board, bureau, arbiter, agency, body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

         "INTELLECTUAL PROPERTY" means all trademarks, service marks, trade names, trade dress, domain names, copyrights, and similar rights, including all rights in and to the name "Kansa" and any logo or other identifying mark regarding the name "Kansa", and including registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information and other proprietary information (including Seller's customer lists and mailing lists), software, firmware, and all similar intellectual property rights (whether or not patentable), tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing which are owned by Seller and which relate to or are used in connection with the Business.

         "KNOWLEDGE" or any other similar knowledge qualification in this Agreement means, except as otherwise set forth elsewhere in this Agreement, the actual knowledge and belief of the party or parties making such representations and warranties or any officer or director of such party after reasonable inquiry of such party's employees and representatives and reasonable review of such party's files, books and records, and shall include knowledge of any officer, director or employee of the Business to the extent communicated to an officer or director of any of Seller's Affiliates.

         "LEASED EQUIPMENT" means the automobiles, machinery and equipment subject to the Equipment Leases.

         "LETTER OF INTENT" means the letter agreement executed by the Buyer and Seller on September 12, 2002.

         "LIEN" means any mortgage, deed of trust, pledge, assignment, hypothecation, security interest, deposit arrangement, claim, encumbrance, lien (including statutory liens), preference, priority or other security agreement or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any lease which is or should be capitalized in accordance with generally accepted accounting principles) or any other charge, option, restriction, easement, equity, exception, reservation or similar or other encumbrance.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or other) or results of operations of the Business, except any such effect in any way resulting from or arising in connection with (i) changes or conditions generally affecting the business in which the Seller is engaged, or (ii) changes in economic, regulatory or political conditions generally.

         "MATERIALS OF ENVIRONMENTAL CONCERN" means any hazardous, toxic, controlled, prohibited or regulated materials, substances or wastes under any Environmental Law (including petroleum (its derivatives, by-products or other hydrocarbons), perchloroethylene, asbestos, polychlorinated biphenyls, urea formaldehyde and other reactive, corrosive, carcinogenic, flammable or polluting materials, substances or wastes).

         "NET BOOK VALUE OF THE BUSINESS" means the sum of the following: Gross accounts receivable, raw materials, work in process, finished goods and prepaid computer expenses of the Business, less the sum of the trade accounts payable and customer deposits relating to the Business.

         "PERMITS" means the federal, state, local and other governmental licenses, permits, approvals and authorizations obtained by Seller which relate to the Business or the Assets and which are listed on Schedule 4.13.

         "PERMITTED EXCEPTIONS" means those exceptions and conditions that affect or may affect title to the Real Property that are approved or deemed approved by Buyer in accordance with Section 2.11.

         "PERSON" means any individual, sole proprietorship, firm, corporation, partnership, limited liability company, association, joint venture, trust or other entity or enterprise or any Governmental Authority.

         "POST-CLOSING STATEMENT OF BOOK VALUE" means the unaudited statement of the Net Book Value of the Business as of the Closing Date.

         "PREMISES" means the building in which the Business is conducted at 3700 Oakes Drive, Emporia, Kansas 66801.

         "PROPERTY, PLANT AND EQUIPMENT" means the land, buildings, machinery, equipment, furniture, fixtures, computer equipment and software included in the Assets.

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         "REAL PROPERTY" means the land on which the Premises are located as more completely described in an attachment to Exhibit E.

         "RECORDS" means originals or copies of all property records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, records of accounts receivable, accounts payable and customer deposit, customer and vendor lists and other records and files used in, or related to, the Business or the Assets.

         "REPRESENTATIVE" means any director, officer, employee, agent or representative of a party, including any attorney, accountant, consultant or advisor retained by any party.

         "SCHEDULE" means any of the schedules attached to and made a part of this Agreement.

         "SELLER TRANSACTION DOCUMENTS" means this Agreement and any other agreement, instrument, document or certificate executed and delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, as the same may be modified, supplemented or amended from time to time.

         "STATEMENT OF NET BOOK VALUE" means the unaudited statement of the Net Book Value of the Business as of the Statement of Net Book Value Date, attached hereto as Exhibit D.

         "STATEMENT OF NET BOOK VALUE DATE" means July 31, 2002.

          "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including any net income, alternative (or add-on minimum), gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property or other tax, custom duty, fee, assessment or charge of any kind whatsoever, including all interest and penalties thereon and additions to tax or additional amounts, imposed by any Governmental Authority.

         "TRANSACTION DOCUMENTS" means the Buyer Transaction Documents and the Seller Transaction Documents.


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, claims, charges, restrictions or encumbrances of every kind, nature and description, and Buyer shall purchase, and acquire from Seller, the Assets at the Closing.

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         2.2 CONSIDERATION. As consideration (the "Consideration") for the
Assets, at the Closing, Buyer will (i) pay to Seller $4,200,000 in cash (THE "CASH CONSIDERATION"), subject to adjustment as provided for in Section 2.3 through 2.5, and (ii) assume the Assumed Liabilities.

         2.3 ADJUSTMENT TO CASH CONSIDERATION. Seller and Buyer acknowledge and agree that the Cash Consideration has been determined based on the Net Book Value of the Business as set forth on the Statement of Net Book Value. At the Closing, the Cash Consideration shall be adjusted, if at all, upward or downward on a dollar-for-dollar basis, based on the difference between Net Book Value of the Business as set forth on the Statement of Net Book Value and the Net Book Value of the Business as it existed as of September 30, 2002. The parties shall agree on the Net Book Value of the Business as it existed on September 30, 2002. After the Closing, and in a manner provided in Section 2.3 through 2.5, the Cash Consideration shall be further adjusted (the "Final Adjustment to Cash Consideration"), if at all, upward or downward on a dollar-for-dollar basis, based on the difference between Net Book Value of the Business as it existed as of September 30, 2002 and the Net Book Value of the Business as set forth on the Post-Closing Statement of Net Book Value. Notwithstanding the foregoing, there shall be no adjustment to the Cash Consideration for any increase or decrease in Property, Plant and Equipment.

         The Final Adjustment to Cash Consideration, if any, shall be paid by Buyer or Seller, as the case may be, in accordance with the provisions of
Section 2.5.

         2.4 FINAL STATEMENT. As soon as practical after the Closing Date, Seller shall prepare a Post-Closing Statement of Net Book Value which presents fairly, the Net Book Value of the Business as of the Closing Date. Such Post-Closing Statement of Net Book Value shall be completed by Seller not more than thirty (30) days after the Closing Date and shall be promptly delivered by Seller to Buyer, along with the determination of the Final Adjustment to Cash Consideration, if any (collectively, the "Final Statement"). Seller and its representatives shall be given full access during normal business hours to the pertinent books and records, and if needed, Employees of Buyer, to enable Seller to prepare the Post-Closing Statement, if required.

         2.5 POST-CLOSING SETTLEMENT. Buyer shall review the Final Statement and, for such purposes, Buyer and its representatives shall be given full access during normal business hours to the pertinent books and records of Seller. If Buyer disapproves of any determination contained in the Final Statement, it shall give Seller written notice (the "FINAL STATEMENT DISPUTE NOTICE") stating its objections thereto and identifying the reasons therefor within fifteen (15) days after receipt of the Final Statement. If Seller has not received a Final Statement Dispute Notice within such fifteen (15) day period, the Final Statement shall be final. If Buyer has delivered a Final Statement Dispute Notice to Seller within such fifteen (15) day period, Buyer and Seller shall negotiate in good faith for a period of fifteen (15) days from Buyer's receipt of the Final Statement Dispute Notice. If the parties are unable to resolve the dispute within such fifteen (15) day period, Buyer and the Seller shall select an independent accounting firm that has not represented Buyer or Seller within the preceding three (3) years and is one of the four largest accounting firms in the United States (the "NEW ACCOUNTING FIRM") to review the amount in dispute on the Final Statement to determine the amount, if any, the Final Statement is in error. The New Accounting Firm shall make its determination of the Final Statement (the "Revised

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Final Statement") within fifteen (15) days of its selection. The Revised Final
Statement shall be final and binding on the parties. The payment, if any, required under the Final Statement, or the Revised Final Statement, as the case may be, shall be made by Buyer or Seller, as the case may be, promptly and in any event within ten (10) business days after the date of the determination of the appropriate payment, as determined pursuant to this Section 2.5. The costs for the review and determination by the New Accounting Firm shall be prorated between the parties based inversely upon the proportionate share of the disputed amount received by that party (e.g., if Seller receives 80% of the disputed amount, Seller shall pay 20% of the costs).

         2.6 LEASE. At the Closing, Seller and Buyer shall enter into a Lease substantially in the form of Exhibit E attached hereto (the "LEASE") under which, as of the Closing Date, Buyer shall lease a portion of the Premises to Seller. During the term of the Lease, Buyer shall permit Seller to use the Business System at no additional charge as long as such use does not interfere with Buyer's use of the Business System. Buyer will provide Seller, with Buyer's then existing personnel and expertise, at the Premises, and at times reasonably convenient to Buyer, with reasonable support in connection with the operation of the Business System and transition to the Seller's business system, during the term of the Lease; provided, however, that Buyer shall not be liable to Seller for any claims, losses, damages, costs or expenses incurred by Seller in connection with the operation of the Business System or any failures of the Business System. In addition, Seller hereby leases to Buyer, subject to Seller's continuing right to occupy said premises, which Seller shall reasonable try to maintain, approximately 4000 square feet of the property described on Schedule 4.16(b) of this Agreement until Seller has vacated sufficient space in the Premises to allow Buyer to move its property and operations from the property described on Schedule 4.16(b) to the Premises. During Buyer's occupancy, Buyer shall pay to Seller 30% of the monthly rent paid by Seller to the landlord.

         2.7 CONDITION OF ASSETS. The Assets shall be transferred and assigned by Seller to Buyer on an "as is, where is" basis with all faults and without representation or warranty of any kind, express or implied, except such representations and warranties as are expressly set forth in this Agreement or in the instruments of conveyance and assignment to be delivered to Buyer pursuant to Section 3.3(c).

         2.8 ALLOCATION OF THE CONSIDERATION. The Consideration shall be allocated in accordance with Exhibit F. Exhibit F shall be adjusted in accordance with the Final Adjustment to Cash Consideration, as described in
Section 2.3 of this Agreement, in proportion to the adjustment in those accounts which compose the Net Book Value of the Business as it existed as of September 30, 2002 when compared to the Net Book Value of the Business as set forth on the Post-Closing Statement of Net Book Value. Seller shall pay all federal and state sales and use taxes and other like charges properly payable with respect to the sale of the Assets. Seller and Buyer shall not take any action, whether in the preparation of tax returns, financial statements or otherwise, that is inconsistent with the allocations set forth in Exhibit F. All personal property and other similar taxes payable with respect to the Assets for the full calendar year 2002, shall be apportioned between the parties in accordance with their respective periods of ownership before and after the Closing.

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         2.9 CONSENTS. All Contracts and all Permits, where possible, shall be assigned by Seller to the Buyer at Closing without amendment. If an attempted assignment or transfer thereof, without the consent of a third Person, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder, or if the consent of a third Person to any such transfer or assignment is otherwise required, Seller shall use its best efforts to obtain, and Buyer agrees to cooperate with Seller in its efforts to obtain the consent of any such third Person to the assignment or transfer of the Contracts and the Permits to Buyer in all cases in which consent is required for assignment or transfer. If such consent is not obtained, Buyer, in its sole discretion, may refuse to assume such Contract and/or Permit and thereafter proceed to Closing, Seller and Buyer shall cooperate in any reasonable arrangements designed to provide for Buyer the benefits thereunder, including enforcement for the benefit of Buyer of any and all rights of Seller against any such third Person arising out of the cancellation by such third Person or otherwise, or if such Contract or Permit is material, Buyer may terminate this Agreement, all at the election of Buyer. Those material Contracts or Permits requiring consent are listed on Schedule 2.9

         2.10 EXCLUDED LIABILITIES. Seller shall remain liable for any and all liabilities and obligations of any nature (whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise) relating to Seller, the Business, or the Assets which are not expressly assumed by Buyer in Section 2.1 of this Agreement, including the following:

         (a) Subject to Section 2.8, the obligation to pay any Taxes relating to the Seller or, to the extent they relate to the period up to and including the Closing Date, the Assets or the conduct of the Business;

         (b) all trade and other accounts payable (except the Assumed Liabilities) and expenses accrued and all bank and any other debt and liabilities together with interest thereon relating to the ownership or use of the Assets or to the conduct of the Business at any time during the period up to and including the Closing Date;

         (c) all liabilities and obligations related to the employees of Seller;

         (d) all Liens and indebtedness, whether due or to become due, direct or indirect, known or unknown, contingent or absolute, existing at any time up to and including the Closing Date or arising from facts or circumstances existing at the time up to and including the Closing Date, relating to the Assets, the Business or the Seller; and

         (e) obligations of that real estate lease listed on Schedule 4.1(b).

         2.11 REAL PROPERTY. (a) All real estate taxes, general and special, and all special assessments against the Real Property which are due and have accrued, on or prior to the Closing Date, shall be paid by Seller. Any such taxes becoming due and accruing during calendar year 2002 shall be prorated between Seller and Buyer on the basis of said calendar year, as of the Closing Date. If Closing shall occur before the tax rate is fixed for the then current tax year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation of the Real Property.

         (b) Buyer shall, within five (5) days after the execution of this Agreement, obtain a commitment for the issuance of an Owner's Title Insurance Policy issued by Chicago Title Insurance Company (the "Title Company") in an amount equal to One Million Fifty Thousand Dollars ($1,050,000), showing title to the Real Property in Seller ("Title Commitment"). At the Closing, Buyer, at both party's equally shared cost and expense, shall cause the Title Company to issue its form ALTA Owner's Policy -- Form B, covering title to the Real Property on the date thereof to be issued to Buyer. The commitment shall show title to the Real Property as being subject only to (i) Permitted Exceptions (as hereinafter defined); and (ii) Title Exceptions (the "Removable Exceptions") pertaining to liens and encumbrances of a definite or ascertainable amount which may be removed by the payment of money on the Closing Date and which Seller will so remove at that time by using the funds to be paid to Seller hereunder. The Policy shall provide extended coverage over the standard and general exceptions contained therein and shall insure title to the Real Property in Buyer, subject only to the Permitted Exceptions and shall, at Buyer's option, contain a 3.0 zoning endorsement, tax parcel endorsement, mechanics lien endorsement, and a restrictions endorsement.

         (c) Seller shall deliver to Buyer copies of all documents listed as exceptions on the Title Commitment; provided, however, Seller shall not be required to deliver copies of documents which constitute Removable Exceptions.

         (d) Buyer shall examine the same and to advise the Seller in writing of any objections which Buyer may have to the state of the title shown therein. Seller shall have such objections removed from the Title Commitment or, with Buyer's approval, insured over by the Title Company. If such unpermitted exceptions are not removed or, with Buyers prior written approval, insured over by the Closing, Buyer may elect, upon written notice to Seller, to terminate this Agreement, in which event the parties shall have no further obligations pursuant to this Agreement. Any exceptions to title to which Buyer does not object in writing in accordance with the provisions of this Section shall be "Permitted Exceptions".

         (e) The Title Policy shall be issued by the Title Company in the amount of $1,050,000, and shall insure that Buyer has good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions.

                                   ARTICLE III

                                     CLOSING

         3.1 CLOSING DATE. The Closing under this Agreement shall take place at the offices of Seller at 3700 Oakes Drive, Emporia, Kansas on October 10, 2002, or at such other time and place as may be mutually agreed upon by Seller and Buyer.

         3.2 CLOSING DELIVERIES BY BUYER. At the Closing, Buyer shall, subject to the fulfillment to its reasonable satisfaction of the conditions set forth in
Section 7.1 hereof or its waiver thereof, deliver, or cause to be delivered, to
Seller:

                  (a) the Cash Consideration, as adjusted, by wire transfer in immediately available funds;

                  (b) copies of Vektek's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Kansas;

                  (c) a Certificate of Good Standing of Vektek issued as of a recent date by the Secretary of State of the State of Kansas;

                  (d) the Lease dated as of the Closing Date, and duly executed by Waddell, Swint and an authorized officer of Vektek;

                  (e) the certificates of Vektek, Waddell and Swint referred to in Section 7.2(b);

                  (f) the secretary's certificate of Vektek referred to in
         Section 7.2(d);

                  (g) the Assignment and Assumption Agreement in substantially the form of Exhibit G, dated as of the Closing Date and duly executed by Buyer and Seller; and

                  (h) such other documents and instruments as are required to be delivered to Seller by Buyer pursuant to this Agreement at or prior to the Closing.

         3.3 CLOSING DELIVERIES BY SELLER. At the Closing, Seller shall, subject to fulfillment to its reasonable satisfaction of the conditions set forth in
Section 7.2, hereof or its waiver thereof, deliver to Buyer the following:

                  (a) a copy of Seller's Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Kansas;

                  (b) a certificate of Good standing of Seller issued as of a recent date by the Secretary of State of the State of Kansas;

                  (c) all assignments, bills of sale, certificates of title, corporate warranty deeds, Records, and other instruments of conveyance necessary or appropriate to validly transfer good and marketable title to each of the Assets to Buyer, including assignments of the Contracts and assignable Permits, free and clear of all Liens, encumbrances, charges and exceptions, except for the Permitted Exceptions, in form and substance satisfactory to Buyer;

                  (d) to the extent possible, such assignments and consents necessary to transfer all telephone numbers, listings, yellow pages advertising and other Contracts related to the Business and all other Assets described in this Agreement not otherwise conveyed to Buyer;

                  (e) all consents, waivers or approvals obtained by Seller with respect to the Assets or the consummation of the transactions contemplated by this Agreement;

                  (f) the Lease dated as of the Closing Date, and duly executed by an authorized officer of Seller;

                  (g) the officers certificate referred to in Section 7.1(b);

                  (h) the secretary's certificate referred to in Section 7.1(d);

                  (i) the Assignment and Assumption Agreement in substantially the form of Exhibit G, dated as of the Closing Date and duly executed by Buyer and Seller;

                  (j) the Assignment Agreements in substantially the form of Exhibit H, dated as of the Closing Date and duly executed by Seller; and

                  (k) such other documents and instruments as are required to be delivered to Buyer by Seller pursuant to this Agreement at or prior to the Closing.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer that:

         4.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to conduct its business and to own or lease and operate its assets. Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

         4.2 AUTHORITY. Seller has the corporate power and authority to execute, deliver and perform the Seller Transaction Documents and has taken all necessary corporate action on its part (including any necessary action of its board of directors or shareholders) to authorize the execution, delivery and performance of the Seller Transaction Documents and the consummation of the transactions contemplated thereby. This Agreement is, and each of the other Seller Transaction Documents, upon its execution and delivery, will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         4.3 NO VIOLATION. Neither the execution, delivery and performance by Seller of the Seller Transaction Documents, nor the consummation by Seller of the transactions contemplated thereby, (i) violates any provision of its Certificate of Incorporation, By-Laws or other constituent instrument or document, (ii) assuming compliance with the matters referred to in Section 4.4, violates, conflicts with, or results in the breach of any applicable law, rule or regulation or any judgment, decree, writ, injunction or order of any Governmental Authority, or (iii) except as described in Schedule 4.3 or as to matters which would not have a Material Adverse Effect, violates or conflicts with, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) or requires any consent under, results in the termination of, or results in the creation of any Lien upon any of its properties or assets under any agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected.

         4.4 CONSENTS. To the knowledge of Seller, no authorization, consent, approval, order, license or validation of, filing, recording or registration with, notice to, or exemption by, any Governmental Authority is necessary in connection with the execution, delivery and performance of any of the Seller Transaction Documents by Seller or the consummation by Seller of the transactions contemplated thereby other than (i) as set in Schedule 4.4 or (ii) any authorization, consent, approval, order, license, validation, filing, recording, registration, notice, exemption or similar action as to which the failure to make or obtain would not have a Material Adverse Effect.

         4.5 FINANCIAL STATEMENTS. The audited financial statements of Seller for the fiscal years ended on June 30, 2000, 2001 & 2002 have been provided by Seller to Buyer. The unaudited financial statements for the three months ended September 30, 2002 will be provided by Seller to Buyer at the Closing. All such financial statements present, or when provided will present, fairly the revenue, expenses, earnings and results of operations of Seller for the periods covered. The unaudited Statement of Net Book Value as of Statement of Net Book Value Date, a copy of which is attached hereto as Exhibit D, presents fairly in all material respects, the Net Book Value of the Business as of such date.

         4.6 ABSENCE OF CERTAIN CHANGES. Since the Statement of Net Book Value Date, the Business has been operated in the ordinary course consistent with past practices and no material change has been instituted in the Business and Seller has not incurred any material liability or obligation in connection with or relating to the Business other than in the ordinary course of business consistent with past practices and, since the Statement of Net Book Value Date, there has not been any event, occurrence or development in connection with or relating to the Business which has had a Material Adverse Effect and Seller has not, on behalf of, in connection with or relating to the Business or the Assets:

                  (a) sold, leased, transferred, assigned or otherwise disposed of any material assets, except in the ordinary course of business;

                  (b) experienced any damage, destruction, casualty or loss (whether or not covered by insurance), or any condemnation by a Government Authority, which, in any case, has had a Material Adverse Effect;

                  (c) experienced any strike, lockout or other material labor difficulties;

                  (d) increased the salary or general level of compensation or benefits payable to any of the Employees, except for normal increases in the ordinary course of business consistent with past practices;

                  (e) entered into any material contract or transaction, incurred any material obligations or liabilities other than in the ordinary course of business consistent with past practices or waived any material right or claim;

                  (f) mortgaged, pledged, subjected to Lien, granted a security interest in or otherwise encumbered any of the Assets, whether tangible or intangible;

                  (g) purchased or otherwise acquired any property or assets other than in the ordinary course of business consistent with past practices.

         4.7 Taxes. There are no Liens against the Assets relating to Taxes, except for Taxes not yet due and payable. Seller has timely filed all reports and returns of Taxes required to be filed and has timely paid all Taxes and other charges due as shown on such returns. Seller has received no notice of, and there are no pending claims for, any proposed deficiency for any duty, tax, assessment or governmental charge.

         4.8 LITIGATION. Except as disclosed in Schedule 4.8, there is no judgment, decree, injunction, rule or order of any Governmental Authority that would and there is no suit, action, litigation, investigation, grievance or proceeding, including appeals and applications for review, in progress, or to the knowledge of Seller, pending or threatened against or related to Seller, the Business or Premises before any Governmental Authority that, if determined adversely to Seller would, (i) materially and adversely effect the Business and/or Assets, future prospects or financial condition of the Business or the Assets, (ii) enjoin, restrict or prohibit the transfer of all or part of the Business and/or Assets as contemplated by this Agreement, or (iii) prevent Seller from fulfilling all of its obligations set out in this Agreement or arising from this Agreement, and Seller has no knowledge of any existing ground on which any such action, suit, litigation, or proceeding might be commenced with any reasonable likelihood of success.

         4.9 CONTRACTS. (a) Except for the Contracts listed or described in
Schedule 4.9, a true and correct copy of each of which has been furnished to Buyer, and except for purchase or sales orders in the ordinary course of business, Seller is not a party to, or bound or affected by any material contracts, agreements or leases, relating to the Business or the Assets.
Schedule 4.9 contains a true and complete list of all material Contracts.

                  (b) Each of the Contracts is in full force and effect and is binding upon Seller. Except as set forth in Schedule 4.9, Seller is not in default under, or in violation of, any Contract and, to the knowledge of Seller, no other party to any of the Contracts is in default or in violation, thereunder, except, in each case, for any such defaults or violations which would not have a Material Adverse Effect. Except as set forth in Schedule 4.9, the consummation of the transactions contemplated hereby will not constitute a violation of, or a default under, any of the Contracts and will not give rise to any right to terminate any of the Contracts. To the knowledge of Seller, those material Contracts requiring the consent of a third party are listed on Schedule 2.9

         4.10 COMPLIANCE WITH LAW. To the knowledge of Seller, the operation of the Business has been conducted in accordance with, and Seller is, with respect to the Business and the Assets, otherwise in compliance with, all applicable laws, statutes, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except for any violation of any such law, statute, rule, regulation or order that has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller has used, processed, treated, stored, possessed, handled, transported and disposed of all Materials of Environmental Concern in all material respects in accordance with all applicable Environmental Laws. Seller has not received any notification of any asserted present or past failure to comply with, or violation of, any such laws, statutes, rules, regulations or orders.

         4.11 PERMITS. To the knowledge of Seller, Seller has obtained all federal, state, local and other governmental licenses, permits, consents, franchises, approvals or authorizations (including any of the foregoing required under any Environmental Law) which are necessary for the conduct of the Business as presently conducted, except in those instances where the failure to obtain any of the foregoing has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller is not in default under or in violation of any of the Permits, except for any default or violation which has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller has not received any notice of the proposed revocation, termination, cancellation or withdrawal of any of the Permits. Schedule 4.11 contains a true and complete list of all Permits which Seller has obtained.

         4.12 TITLE TO ASSETS. Seller is the sole legal and beneficial owner of the Assets and has good and marketable title thereto, free and clear of all Liens, other than Permitted Exceptions, and the Assets constitute all of the property and assets necessary and advisable for the conduct of the Business as it is currently conducted and the Assets are all located on the Premises or at customer locations or in a warehouse leased by the Business.

         4.13 INTELLECTUAL PROPERTY. (a) Schedule 4.13 contains a complete list of all federally registered trademarks and patents owned by Seller and/or exclusively related to, used in, held for use in connection with, or necessary for the conduct of the Business. Seller has, to the best of its knowledge, the valid right to use the trademarks, service marks and trade names listed on
Schedule 4.13 in the conduct of the Business as currently being conducted.

                  (b) No Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Seller, the use of the Intellectual Property by Seller does not conflict with or violate, the intellectual property rights of any other Person and Seller has not received written notice from any Person asserting any such conflict or violation.

         4.14 EMPLOYEE MATTERS. (a) Except as set forth in Schedule 4.14, Seller is not a party to any employment or similar agreement with any of the Employees or a party to any collective bargaining or other labor agreement with any union or labor organization representing any of the Employees. Seller is not the subject of any pending union organization campaign or any pending strike, slowdown, picketing, work stoppage or other material labor disturbances by any labor union or group of employees.

            (b) Schedule 4.14 contains a true and correct list of all Benefit Plans. Seller has furnished to Buyer a true and correct copy of each written Benefit Plan.

            (c) The Seller's 401(k) Plans are intended to be "qualified" within the meaning of Section 401(a) of the Code.

            (d) Schedule 4.14 sets forth a true and complete list of all employees of Seller who are employed in the Business, their respective positions, dates of hire, 2002 salaries, benefits and other remuneration, and indicates which employees are parties to written or oral employment agreements (including non-competition and confidentiality agreements) or collective agreements; and except as set for in Schedule 4.14 there are no independent contractors engaged by Seller with respect to the Business.

            (e) Seller has not caused there to occur a "mass lay-off" as defined in Section 693.3 of the regulations under the Worker Adjustment and Retention Notification Act at any time;

            (f) There are no outstanding, pending or, to the knowledge of Seller, threatened or anticipated claims against Seller pursuant to or under any applicable law, statutes, rules, regulations or orders, with respect to Seller's employees, including social security, unemployment insurance, income tax, employment standards, labor relations, occupational health and safety, human rights and workers' compensation and pay equity and, to the knowledge of Seller, nothing has occurred which might lead to a complaint against Seller under any such legislation. There are no outstanding decisions or settlements, or pending settlements under the employment standards legislation which place any direct obligation upon the Seller or the Business to do or refrain from doing any act; and

            (e) All current assessments under all applicable workers' compensation legislation in relation to Seller and the Business have been paid or accrued and Seller has not been subject to any special or penalty assessment under such legislation which has not been paid.

         4.15 INSURANCE. Schedule 4.15 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller and related to the Business at any time during the three (3) years prior to the date of this Agreement and the annual or other premiums payable thereunder. Such insurance policies in effect as of the date of this Agreement shall be maintained until the Closing Date. All product liability insurance policies of Seller are on an occurrence basis and will continue to provide coverage to Seller after the Closing Date for occurrences prior to the Closing Date. To the knowledge of Seller, there are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the Business or any repairs or other work to be done on or with respect to any of the properties or assets of the Business. Seller has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies and, to the knowledge of the Seller, no such cancellation, amendment or increase of premiums is threatened.

         4.16 REAL PROPERTY. (a) Schedule 4.16 contains a full legal description of the Real Property owned by Seller which constitutes the principal place where the Business is conducted;

            (b) Schedule 4.16(b) contains a listing of all Real Property Leases where the Business is conducted;


            (c) Except for the Real Property and the Real Property Leases, there is no parcel of real property, building or other improvement owned or leased by Seller and used primarily by the Business;

            (d) To the knowledge of Seller, the Real Property Lease is valid and effective in accordance with its terms, and Seller is not in default thereunder, except where the lack of such validity or effectiveness or the existence of such default or event of default would not have a Material Adverse effect on the ability of Seller to perform its obligations under this Agreement;

            (e) To the knowledge of Seller, Seller holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of the Real Property; and

            (d) There is no condemnation or eminent domain proceeding pending which relates to the Real Property, and, to the knowledge of Seller, there is no such proceeding threatened by any relevant Governmental Authority nor any such proceeding to which the Seller is not a party but as to which its properties are subject which materially and adversely affects any of such properties used in the Business.

            (e) Seller has not received and to its knowledge, there is no order or directive of any applicable department of building, safety, health or any other Governmental Authority that any works, repairs, maintenance or improvements be performed on the Premises nor, to the knowledge of Seller, has any such order or directive been threatened. Seller has received no notices from insurers of defects in the improvements which have not been corrected.

            (f) Except as otherwise set forth in this Agreement or Schedules hereto, the Premises are all of the real property used or occupied in connection with the Business and are free and clear of all Liens other than Permitted Exceptions, of any nature and kind whatsoever, and no Person other than Seller has any right in respect of the Premises including any right of occupancy.

         4.17 ENVIRONMENTAL MATTERS. To the knowledge of Seller, all operations of the Business, the Assets and the Premises have been and are now in compliance with all and do not violate any, Environmental Law, except for any failure to comply or violation that would not have a Material Adverse Effect. The Seller has not received any written or oral notice of any alleged non-compliance with and/or has never been charged with or convicted of an offense for non-compliance with any Environmental Law. During the period of Seller's ownership of the Premises, the Premises have not been used by Seller to generate, manufacture, receive, refine, treat, transport, use, handle, store, dispose of, transfer, produce or process any Materials of Environmental Concern, except as set forth on Schedule 4.17. Schedule 4.17 contains a true and complete list of all such Materials of Environmental Concern. Neither the Business, the Premises or the Assets have been, during the period of Seller's ownership thereof, or are now the subject of any remedial order of any Governmental Authority nor does Seller have any knowledge of any investigation or evaluation commenced as to whether any such remedial order is necessary nor, to the knowledge of Seller, has any threat of any such remedial order been made nor, to the knowledge of Seller, are there any circumstances which could result in the issuance of any such remedial order. All environmental data and studies (including, without limitation, the results of any environmental audit with respect to the Premises, the Business and/or the Assets that are in the possession of or are known to exist by Seller have been delivered or made available to Buyer.

         4.18 AGREEMENTS RESTRICTING BUSINESS. To the knowledge of Seller, Seller is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of Seller to compete in any line of business, transfer or remove any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Business or Premises or the continued operation of the Business or Premises after the Closing on substantially the same basis as it is currently carried on.

         4.19 ACCURACY OF INFORMATION. All information provided to Buyer or its advisors and representatives in connection with the due diligence and all information in the Schedules attached hereto are true, correct and complete in all material respects.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller that:

         5.1. ORGANIZATION AND STANDING. Vektek is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to conduct its business and to own or lease and operate its assets.

         5.2 AUTHORITY. Vektek has the corporate power and authority to execute, deliver and perform the Buyer Transaction Documents and has taken all necessary corporate action on its part (including any necessary action of its board of directors or shareholders) to authorize the execution, delivery and performance of the Buyer Transaction Documents and the consummation of the transactions contemplated thereby. This Agreement is, and each of the other Buyer Transaction Documents, upon its execution and delivery, will be, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         5.3 NO VIOLATION. Neither the execution, delivery and performance of the Buyer Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated thereby, (i) violates any provision of the Certificate of Incorporation, Bylaws or other constituent instrument or document of Vektek,
(ii) violates or conflicts with any applicable law, rule or regulation or any judgment, decree, writ, injunction or order of any Governmental Authority or
(iii) violates or conflicts with, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) or requires any consent under, results in the termination of, any agreement or instrument to which Buyer is a party or by which it or any of its properties or assets may be bound or affected.

         5.4 CONSENTS. No authorization, consent, approval, order, license or validation of, filing, recording or registration with, notice to, or exemption by, any Governmental Authority is necessary in connection with the execution, delivery and performance of any of the Buyer Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated thereby.

         5.5 FINANCING. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing and any other amounts to be paid by it hereunder.


         5.6 LITIGATION. There is no action, suit, arbitration proceeding or administrative, investigative or other governmental proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer before or by any Governmental Authority or arbitration panel which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                OTHER OBLIGATIONS

         6.1 ACCESS TO INFORMATION. (a) From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Section 8) and subject to the terms of Confidentiality, Seller will (i) give Buyer and its Representatives reasonable access to the offices, properties, books and records of the Business, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business or the Assets as Buyer or any of its Representatives may reasonably request and (iii) instruct its Representatives to cooperate with Buyer and its Representatives in their investigation of the

Business and the Assets. Any investigation pursuant to this Section 6.1 shall be conducted in such manner as not to unreasonably interfere with the conduct of business by Seller. Notwithstanding the foregoing, (i) Seller need not furnish Buyer with any information which Seller is under a legal obligation not to furnish, but must notify Buyer that it is doing so, (ii) Seller shall not be required to take any action which might constitute a waiver of the attorney/client privilege, but must notify Buyer that it is doing so, and (iii) Buyer shall not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information the disclosure of which could subject Seller to risk of liability.

            (b) In the event the transactions contemplated hereby shall not be consummated, Buyer shall, and shall cause its Representatives to, hold all information obtained pursuant to Section 6.1(a) and any other information relating to the Assets, the Business, Seller or any of Seller's Affiliates obtained in connection with the transactions contemplated hereby from Seller or its Representatives in confidence pursuant to the terms of Confidentiality and shall make no use thereof, except that Buyer may disclose such information to the extent that it is required to be so disclosed in accordance with applicable law. Buyer shall, and shall cause its Representatives to, promptly return all such information and all copies thereof to Seller and all documents, memoranda, notes or other writings whatsoever prepared by Buyer or its Representatives based on any such information shall be promptly destroyed and Buyer shall certify to Seller that such destruction has been effected.

            (c) After the Closing, Buyers shall return to Seller (or give Seller and its Representatives reasonable access to the offices, properties, books and records to allow Seller to retrieve) all Seller's or Seller's Affiliates' intellectual property, books and records, drawings, files and other documents related to the Excluded Assets or assets not purchased by Buyers or related to the Business.

         6.2 CONDUCT OF BUSINESS. Except as disclosed in Schedule 6.2 or except as contemplated hereby or in connection with the consummation of the transactions contemplated hereby or as may be consistent with the transactions contemplated by this Agreement, during the period from the date hereof until the Closing or unless Buyer shall otherwise agree in writing,
    Seller:

            (a) shall continue to operate the Business in the ordinary course consistent with past practices and shall not institute any material change in the conduct or the nature of the Business;

            (b) shall use commercially reasonable efforts to preserve intact the business organization of the Business, to keep available the services of the Employees and to preserve the present relationships with and goodwill of those Persons having business relationships with the Business;

            (c) shall not grant any increase in the salary or general level of compensation or benefits to any of the Employees, except for normal increases in the ordinary course of business consistent with past practices;

            (d) shall not sell, lease, transfer, assign or otherwise dispose of any material assets relating to the Business, except in the ordinary course of business;

            (e) shall not enter into any material contract, commitment or transaction relating to the Business other than in the ordinary course of business;

            (f) shall not waive any material right or claim relating to the Business other than in the ordinary course of business;

            (g) shall not purchase or otherwise acquire any material property or assets for or relating to the Business other than in the ordinary course of business consistent with past practices;

            (h) shall not amend in any material respect or terminate any Contract, except in the ordinary course of business;

            (i) shall not amend, modify or terminate in any material respect any Benefit Plan; and

            (j) shall maintain in full force and effect its existing insurance coverage.

         6.3 PUBLIC INFORMATION. Prior to the Closing, the parties shall consult with each other before issuing any press releases or otherwise making any public announcements or statements with respect to this Agreement or the transactions contemplated hereby (including the terms and conditions thereof) and shall not issue any such press releases or make any such public announcements or statements prior to such consultation and (i) without, in the case of any such press release or other public announcement or statement by Buyer, the prior written approval of Seller or, in the case of any such press release or other public announcement or statement by Seller the prior written approval of Buyer (such approvals, in either case, not to be unreasonably withheld) or (ii) unless the same may be required by applicable law or legal process.

         6.4 FINDER'S FEES. (a) Seller shall hold Buyer harmless from any liability for any brokerage or finders' fees or other commissions based on agreements, arrangements or understanding made by Seller for services rendered for or on behalf of Seller in connection with the transactions contemplated hereby.

            (b) Buyer shall hold Seller harmless from any liability for any brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Buyer for services rendered for or on behalf of Buyer in connection with the transactions contemplated hereby.

         6.5 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

         6.6 CERTAIN FILINGS. Buyer and Seller shall cooperate with one another
(i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         6.7 EMPLOYMENT OF EMPLOYEES. (a) Buyer presently intends to offer employment, effective as of the Closing Date, to the Employees listed on Exhibit B, conditioned upon such Employees voluntarily resigning their employment with Seller. Buyer presently intends to offer employment to such Employees at substantially the same wage or salary levels, as applicable, and with employee benefits that are substantially the same as the Employees then existing compensation and benefits. If Buyer employs, effective as of the Closing Date, any of the Employees identified on Exhibit B as "Key Employees", Buyer agrees, subject to Section 9.16, to make each of said Key Employees that it employs available to train another of Seller's Employees for a period of time not to exceed one hundred eighty (180) days after the Closing.

         (b) Seller shall be solely responsible for all claims relating to any employee of Seller, including claims of Employees of the Seller who are employed by the Buyer following Closing to the extent that they relate to events arising prior to the Closing, including claims for salary, bonuses, commissions, vacation, holiday and sick pay, pension or any other benefits whatsoever, severance pay or pay in lieu of notice, any unfair labor complaint, grievance or arbitration and all Taxes relating thereto.

         (c) Seller shall pay all wages, salaries, fees and bonuses, and all amounts due in lieu of holiday pay, to all employees of Seller who are employed in connection with the Business up to and including the Closing Date.

         (d) Buyer shall be solely responsible for all claims relating to any employee of Seller who is employed by Buyer following Closing to the extent that they relate to events arising following Closing, including claims involving salary, bonuses, commissions, vacation, holiday and sick pay, pension or any other benefits whatsoever, severance pay or pay in lieu of notice, or any unfair labor complaint, grievance or arbitration.

         6.8 USE OF BUSINESS NAMES BY THE BUYER (a) Except in connection with
(i) any filing with any governmental authority or (ii) any press release permitted hereunder, Buyer shall not use the name "Baldwin Kansa" or any derivative thereof, or any name confusingly similar thereto, other than "Kansa" or any logo or other trademark or service mark of Seller, other than relating to "Kansa" and not relating in any way to "Baldwin" or any name confusingly similar thereto at any time after the Closing; provided, that for a period of six (6) months after the Closing Date, Buyer may (i) identify itself as formerly being Baldwin Kansa Corporation, a wholly owned subsidiary of Baldwin Technology Corporation, (ii) continue to use any brochure, catalogue or other promotional material (such material not to include any letterhead or other stationary of Baldwin Kansa) currently in existence, provided that Buyer affix to any such material a statement that Buyer is no longer affiliated with Seller, and (iii) continue to use the email, domain name or web site currently in existence, provided that Buyer provide notice to third parties that Buyer is no longer affiliated with Seller through an automatic response on email or through a temporary link on the web site.

         (b) From and after the Closing, Seller should not be permitted to use the name "Kansa" other than for the administration of the accounts of Seller, and the filing of tax returns and other similar necessary corporate activities, nor shall Seller hold itself out as being associated with any business of that name or any derivative thereof, or any name confusingly similar thereto; and

         (c) Seller shall dissolve or change its name (and shall provide Buyer with proof of such dissolution or name change) no later than October 30, 2002.

         6.9 COLLECTION OF ACCOUNTS RECEIVABLE. After the Closing, Buyer shall have the right to notify any customers of Seller who owe Seller any amounts represented by the Accounts Receivable to deliver their payments directly to Buyer. After the Closing, Seller shall promptly remit to Buyer any payments of Accounts Receivable received by Seller; provided, however, that Seller shall have no other obligations with respect to the collection of the Accounts Receivable.

         6.10 COLLECTIONS. After the Closing, Buyer shall promptly remit to Seller any payments received by Buyer which are attributable to the period prior to Closing.


         6.11 RECORDS. To the extent that any of the items included within the definition of Records are not separable from records and files of Seller also maintained for, or otherwise related to, the operations of Seller other than the Business or the Assets, or necessary to Seller in its continued conduct of its business and operation as a corporate entity, in lieu of delivery of such item, Seller shall provide Buyer with reasonable access to the relevant portions of such item (with the right to copy) during ordinary business hours and upon reasonable notice. Seller shall provide to Buyer the original records as they relate to the Business, the Assumed Liabilities and the Assets being purchased hereunder, including but not limited to property, production, engineering, purchasing and sales, accounts receivable, accounts payable, and customer deposit records regarding the receivables, payables, and customer deposits purchased or assumed by Buyer, and customer and vendor lists. Seller will retain original records as they relate to Excluded Assets or Excluded Liabilities, including but not limited to files related to the continued corporate existence, legal, tax, personnel, payroll, corporate, accounting, accounts receivable and payable (other than those purchased or assumed hereunder).

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions failing any of which the Buyer may in its sole discretion terminate this Agreement without incurring any liability whatsoever to any Person thereby (provided that all or any of which may be waived in whole or in part by Buyer):

                  (a) the representations and warranties of Seller contained in this Agreement, and the statements contained in the Exhibits and Schedules, shall have been true and correct in all material respects when made and, except as contemplated or permitted herein or therein or except as consented to by Buyer in writing, shall continue to be true and correct in all material respects on and as of the Closing with the same effect as though made at the Closing and Seller shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

                  (b) Buyer shall have completed and been satisfied, in its sole discretion, with the results of its due diligence reviews regarding the Assets, the Business and the financial information provided by Seller;

                  (c) no lawsuit, investigation, inquiry or other legal proceeding shall have been commenced, whether by a third party or any Governmental Authority, seeking to enjoin, delay or otherwise assert an adverse claim with respect to any of the transactions contemplated by this Agreement;

                  (d) no law shall have been enacted, introduced or announced which materially and adversely affect the Assets or the Business as a whole;

                  (e) Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by the President or a Vice President of Seller, certifying to the fulfillment of the conditions set forth in
         Section 7.1(a);

                  (f) Buyer shall have received executed counterparts of the consents listed in Schedule 2.9, all of which consents shall be in form and substance reasonably satisfactory to Buyer; ------------

                  (g) Seller shall have delivered to Buyer copies of all resolutions of Seller's Board of Directors relating to this Agreement and the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Seller as being in full force and effect on the Closing Date. Seller shall have also delivered to Buyer a certificate, dated the Closing Date and executed by the Secretary (or an Assistant Secretary) of Seller, certifying the titles, names and true signatures of each of the officers of Seller executing this Agreement and the other agreements, documents and instruments executed and delivered by Seller at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby; and

                  (h) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any court or other Governmental Authority shall prohibit the consummation of the Closing.

                  (i) Buyer shall have received, properly executed, all Closing Deliveries of Seller referenced in Section 3.3 of this Agreement.


         7.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions failing any of which the Seller may in its sole discretion terminate this Agreement without incurring any liability whatsoever to any Person thereby (provided that all or any of which may be waived in whole or in part by Seller):

                  (a) the representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and, except as otherwise provided or permitted herein or except as consented to by Seller in writing, shall continue to be true and correct in all material respects on and as of the Closing with the same effect as though made at the Closing and Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

                  (b) Buyer shall have delivered to Seller (i) a certificate, dated the Closing Date and executed by the President or a Vice President of Vektek, (ii) a certificate, dated the Closing Date and executed by Waddell, and (iii) a certificate, dated the Closing Date and executed by Swint, certifying to the fulfillment of the conditions set forth in Section 7.2(a);

                  (c) Seller shall have received executed counterparts of the consents listed in Schedule 7.9, all of which consents shall be in form and substance reasonably satisfactory to Seller;

                  (d) Buyer shall have delivered to Seller copies of all resolutions of Buyer's Board of Directors relating to this Agreement and the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Buyer as being in full force and effect on the Closing Date. Buyer shall have also delivered to Seller a certificate, dated the Closing Date and executed by the Secretary (or an Assistant Secretary) of Buyer, certifying the titles, names and true signatures of each of the officers of Buyer executing this Agreement and the other agreements, documents and instruments executed and delivered by Buyer at or prior to the Closing in connection with this Agreement or the Transactions contemplated hereby;

                  (e) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any court or other Governmental Authority shall prohibit the consummation of the Closing; and

                  (f) Seller shall have received, properly executed, all Closing Deliveries of Buyer referenced in Section 3.2 of this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to, or at, the Closing:

                  (a) by mutual agreement of the Seller and Buyer;

                  (b) by Buyer if there has been a breach by Seller of any of its agreements, representation or warranties contained in this Agreement unless the Seller has informed Buyer that such breach will be (and the same is) cured on or before the Closing Date;

                  (c) by the Seller if there has been a breach by Buyer of any of its agreements, representations or warranties contained in this Agreement unless Buyer has informed the Seller that such breach will be (and the same is) cured on or before the Closing Date;

                  (d) by either the Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or other Governmental Authority having competent jurisdiction; or

                  (e) by either Seller or Buyer if the Closing shall not have occurred on or before October 10, 2002; provided, however, that no party which is in material default of its obligations hereunder may terminate this Agreement.

                  (f) by Buyer if the Conditions to Buyer's Obligations referenced in Section 7.1 of this Agreement are not fulfilled.

                  (g) by Seller if the Conditions to Seller's Obligations referenced in Section 7.2 of this Agreement are not fulfilled.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith be of no further force or effect (except that the provisions of Sections 6.4, 9.1 and 9.2 shall continue in full force and effect) and there shall be no liability on the part of any party (or any of its Representatives), except based upon: (i) a willful breach by a party of any of its obligations under this Agreement occurring prior to such termination or (ii) the obligations set forth in Sections 6.4, 9.1 and 9.2.

         8.3 AMENDMENT, EXTENSION AND WAIVER. At any time prior to the Closing Date, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations of the parties, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (d) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 CONFIDENTIALITY. The parties agree that the terms of Confidentiality shall continue in full force and effect after the date hereof until the Closing, or if the Closing shall not occur, indefinitely.

         9.2 EXPENSES. Except as otherwise provided herein, each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.3 FURTHER ASSURANCES. Each party shall at the request of any other party, do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as counsel for the requesting party may reasonably request, from time to time, in connection with the transactions contemplated by this Agreement.

         9.4 SURVIVAL. The representations and warranties of the parties contained in this Agreement or any other Transaction Document shall survive the Closing and such representations and warranties shall terminate and expire on a date twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.8 shall survive until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 9.5 shall survive the time at which it would otherwise terminate and expire pursuant to the foregoing if notice of the breach of such representation or warranty (with reasonable specificity) shall have been given to the party against whom indemnity may be sought prior to such time. The covenants and agreements set forth in this Agreement and the other Transaction Documents shall survive in accordance with their terms or, if no term is specified, until the expiration of this applicable statute of limitations.

         9.5 INDEMNIFICATION. (a) Subject to the terms and conditions and limitations of this Section 9.5, if the Closing shall occur: Seller shall indemnify Buyer and hold it harmless from and against any liability, loss, damage, cost or expense (including reasonable fees and expenses of counsel) (collectively, "LOSSES") which are incurred or suffered by Buyer by reason of
(i) any breach of any of the representations or warranties made by Seller in this Agreement or (ii) any failure of Seller to perform or comply with any of the covenants or agreements set forth in this Agreement or any of the other Seller Transaction Documents to be performed or complied with by Seller or (iii) any liabilities or obligations of, or claims against Buyer, which arise out of the Excluded Liabilities referenced in Section 2.10 of this Agreement.

            (b) Subject to the terms and conditions of this Section 9.5, if the Closing shall occur, Buyer shall indemnify Seller and hold Seller harmless from and against any Losses which are incurred or suffered by Seller by reason of (i) any breach of any of the representations or warranties made by Buyer in this Agreement, (ii) any failure of Buyer to perform or comply with any of the covenants or agreements set forth in this Agreement or any of the other Buyer Transaction Documents to be performed or complied with by Buyer,
(iii) the Assumed Liabilities, or (iv) any liabilities, obligations or claims which arise out of the operations of the Business or the Assets after the Closing.

            (c) In the event that any party or parties shall incur or suffer any Losses in respect of which indemnification may be sought by such party or parties pursuant to this Section 9.5, the party or parties seeking to be indemnified hereunder (the "INDEMNITEE") shall assert a claim for indemnification by written notice (a "NOTICE") to the party or parties from whom indemnification is sought (the "INDEMNITOR") stating the nature and basis of such claim, and, if such claim is with respect to a third party claim, accompanied by a copy of any written notice from such third party claimant, such notice to be delivered within 30 days of discovery of such Losses, or in the case of Losses arising by reason of any third party claim, within 30 days of the filing or other written assertion of any such claim against the Indemnitee. The failure of the Indemnitee to give a Notice within such time period shall not relieve the Indemnitor of any liability to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

            (d) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes gives rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claims.

            (e) In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option, (x) to conduct and control any proceedings or negotiations in connection therewith, (y) to take all other steps to settle (and as part of any settlement, to obtain a full release of the Indemnitee) or defend any such claim (provided that in no event shall the Indemnitor have the authority to agree to any relief other than the payment of money damages by the Indemnitor without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld)) and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. If the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within 45 days after receipt of the Notice of the Indemnitor's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not have the authority to settle, compromise or discharge such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of such claims (other than those incurred by the Indemnitee which are referred to in the second sentence of this Section 9.5(e)) shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. Such cooperation shall include the providing of records and information which are relevant to such third party claim and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. In the case of a claim for indemnification in respect of a third party claim, (i) if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten days after the occurrence of a final nonappealable determination or settlement with respect to such third party claim, the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof), subject to the limitations set forth in this Section 9.5 and
(ii) in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten days after agreement on the amount of Losses or the occurrence of a final nonappealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof), subject to the limitations set forth in this
Section 9.5.

            (f) Notwithstanding the foregoing, no single claim for indemnity under Section 9.5(a)(i) and (ii) but excluding 9.5(a)(iii) may be made against Seller that does not involve, and Seller shall have no liability to Buyer with respect to, any single claim (or series of claims arising from or relating to the same facts or events) that does not result in Losses that exceed $5,000 and, accordingly, the amount of the Losses relating to any such claims (or series of claims) involving Losses that do not exceed $5,000 shall not be taken into account in determining the limitation on Losses set forth in the next sentence. Any indemnification of Buyer pursuant to Section 9.5(a)(i) and (ii), but excluding 9.5(a)(iii), (an "Indemnifiable Claim") shall be limited as follows:
(i) Buyer shall not be entitled to any recovery for any Indemnifiable Claim unless such claim for indemnification is made within the time period of survival set forth in Section 9.4, (ii) Buyer shall not be entitled to any recovery for any Indemnifiable Claim unless and until the amount which Buyer is entitled to recover from Seller in respect of all Indemnifiable Claims exceeds, in the aggregate, $37,500 and (iii) the maximum amount recoverable by Buyer from Seller for all Indemnifiable Claims shall not exceed $750,000 in the aggregate.

            (g) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 9.5, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

            (h) In calculating any Losses, there shall be deducted (i) any insurance recovery in respect thereof and (ii) the amount of any tax benefit to the Indemnitee (or any of its Affiliates) with respect to such Loss.

            (i) If the Closing shall occur, the provisions of Sections 9.5 and
9.10 shall be the sole and exclusive remedy in respect of any breach of representation or warranty or failure to perform any covenant or agreement herein.

            (j) Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability or obligation of indemnification under this Agreement for a breach by Seller of a representation or warranty with respect to a fact or omission known by Gerald E. Waddell or Ronnie K. Swint at the date hereof or at the Closing. For purposes of this subsection (j), "known" shall be defined to mean what is in the actual current conscious awareness of those individuals based upon their regular participation in the day-to-day operations of the Business, and not based on any independent factual investigation.

         9.6 PARTIES IN INTEREST. This Agreement is for the sole benefit of the parties and shall not create any rights in any Person not a party. Prior to the Closing, this Agreement may not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties, but no assignment shall, of itself, relieve any party of any of its obligations hereunder. Notwithstanding the above, Seller hereby agrees and consents to an assignment of this Agreement and all of its terms and conditions prior to Closing to an entity formed by Buyer and upon such assignment Buyer is hereby released from any and all liability to Seller hereunder, provided that (i) a substantial portion of the equity interests of said entity shall be owned by the Buyer, (ii) the net worth at Closing of said entity shall be not less than $750,000, (iii) Buyer shall remain liable to Seller pursuant to the confidentiality provisions in the Letter of Intent, and (iv) the entity/assignee shall agree to be bound by the terms and conditions of this agreement and to pay, perform and discharge all the liabilities and obligations of Buyers hereunder.

         9.7 ENTIRE AGREEMENT. This Agreement and the Letter of Intent set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

         9.8 INTERPRETATION. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise. Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require. The terms "this Agreement," "hereto," "herein," "hereby," "hereunder," "hereof" and similar expressions refer to this Agreement (including the Schedules and Exhibits hereto) in its entirety and not to any particular provision or portion of this Agreement. When a reference is made to Sections, Schedules or Exhibits, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used herein, they shall be deemed to be followed by the words "without limitation."

         9.9 NOTICES. All notices, requests, demands or other communications to or upon the parties shall be in writing and shall be deemed to have been given or made, when (i) delivered personally, (ii) upon receipt after being sent by the use of a courier service, (iii) sent by a facsimile transmission (which is confirmed) or (iv) upon receipt after being mailed by certified or registered mail, postage prepaid, addressed as follows:


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
                  If to Seller:             Bill Irmen, Operations Manager
                                            Baldwin Kansa Corporation
                                            3700 Oakes Drive
                                            Emporia, Kansas  66801

                  With a copy to:           Helen P. Oster, Esq.
                                            Baldwin Technology Company, Inc.
                                            12 Commerce Drive
                                            Shelton, CT  06484

                  If to Buyer:              Gerald E. Waddell
                                            1533 West 20th Park Place
                                            Emporia, Kansas 66801

                                            Ronnie K. Swint
                                            1951 Road E
                                            Emporia, Kansas  66801

                                            Vektek, Inc.
                                            1334 E. 6th Avenue
                                            Emporia, Kansas 66801

                  With a copy to:           Mark R. Woodbury, Esq.
                                            Shughart Thomson & Kilroy
                                            3101 Frederick Avenue,
                                            P.O. Box 6217
                                            St. Joseph, Missouri 64506

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above.

         9.10 EQUITABLE RELIEF. Each party acknowledges that any other party may be irreparably injured by any breach of this Agreement; accordingly, the party alleging a breach (or threatened breach) of this Agreement shall be entitled to seek specific performance and injunctive relief as remedies for any such breach (or threatened breach), in addition to all other remedies available at law or in equity, and the other parties shall not raise the claim or defense that an adequate remedy at law exists.

         9.11 LAW GOVERNING. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Kansas without regard to its conflict of laws rules.

         9.12 ARBITRATION. (a) Except for claims of fraud or as otherwise expressly provided in this Agreement, the parties agree that any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled, at the request of either party, by arbitration conducted in Kansas City, Missouri or such other location upon which the parties may mutually agree, before and in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"), and judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction thereof. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. The parties intend that this Agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a situs or specifically a governing law for this agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable.

            (b) A sole arbitrator shall be selected by the parties in accordance with the procedures of the AAA.

            (c) The arbitrator shall award to the prevailing party in any arbitration proceeding commenced hereunder, the prevailing party's costs and expenses (including expert witness expenses and reasonable attorneys' fees) of investigating, preparing and presenting such arbitration claim.

         9.13 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         9.14 SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

         9.15 WAIVER. The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

         9.16 ONGOING BUSINESS RELATIONSHIP. On or before the Closing, Buyer and Seller will enter into an Agreement documenting their intention to cooperate after the Closing, in order to allow both the Business and Baldwin's and Seller's remaining operations to continue to function effectively. As long as the same does not interfere with Buyer's Business operations, and subject to Buyer's then existing personnel and expertise, and at time reasonably convenient to Buyer, Buyer and Seller will agree to make available to each other, at the Premises and at no cost, reasonable resources to provide training, assembly expertise, engineering expertise, computer and information systems expertise, as may be required to assist the Business and Baldwin's and the Seller's remaining operations to fulfill their respective customer commitments and efficiently complete the transition to separate the Business from Baldwin's and the Seller's remaining operations, for a period not to exceed one hundred eighty (180) days after the Closing. Immediately after the Closing, Baldwin will issue to Buyer purchase orders for components which are work in process in the machine shop of the Business at the time of Closing. The purchase price for such components will be determined by multiplying the part routing remaining standard hours (some of the hours may have already been performed while Seller owned the Business) by an hourly rate of thirty-seven ($37.00) dollars plus the cost of materials. If Baldwin or Seller wish to continue procuring new components from Buyer after the Closing, they will ask Buyer to quote price and delivery terms, and upon acceptance, Baldwin or Seller will issue purchase orders on the new agreed upon pricing and delivery. After the Closing, Seller will communicate regularly with Buyer regarding any cash payments received by Seller on behalf of Buyer from customers, and will forward said payments to Buyer.

         9.17 NON-SOLICITATION. After the Closing, and for a period of one hundred eighty (180) days thereafter, Seller agrees not to solicit for employment any employees of Buyer and Buyer agrees not to solicit for employment any employees of Seller.

         9.18 SCHEDULES. The schedules and exhibits attached to this Agreement will be updated if required for accuracy and completeness, and agreed to by the parties, effective as of the Closing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       BALDWIN KANSA CORPORATION

                                       By  /s/Vijay C. Tharani
                                           -------------------------------------
                                              Vijay C. Tharani

                                       Title  President
                                              ----------------------------------



                                       /s/Gerald E. Waddell
                                       -----------------------------------------
                                          GERALD E. WADDELL



                                       /s/Ronnie K. Swint
                                       -----------------------------------------
                                          RONNIE K. SWINT



                                       VEKTEK, INC.

                                       By  /s/Roger L. Craft
                                           -------------------------------------

                                       Title  President & CEO
                                              ----------------------------------


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